Exhibit 10.1




August 8, 2008

James A. Marcum
55 Wentworth Cove Road
Laconia, NH 03246


Dear Jim:

It starts with talent; it starts with you! Congratulations! We are very pleased to extend this conditional offer of employment as Vice Chairman of Circuit City Stores, Inc. This offer of employment is contingent on the satisfactory completion of Circuit City's pre-employment drug screening program.

This position will report to our Chairman, President & Chief Executive Officer, will be located in Richmond, Virginia and it will have varied responsibilities for Circuit City, including broader functions to be determined as business needs develop.

     Our offer includes the following compensation package:

     1.   Initial base salary of $750,000 per year.

     2. In addition to your base salary, you shall be eligible to participate in a short-term incentive program where you will receive up to 100,000 shares of restricted stock (RSAs) as long as you achieve certain milestones that are to be approved by the Compensation Committee. The timing of the award would be March 1, 2009 assuming that the milestones are achieved, and any vesting terms or performance criteria for the award will be subject to the terms of the Company's Stock Incentive Plan.

     3. You are eligible to receive a non-qualified stock option grant with respect to 600,000 shares of the Company's common stock. The stock option grant will vest as follows:

          o        200,000 shares will vest on August 1, 2009.

          o        200,000 shares will vest on August 1, 2010.

          o        200,000 shares will vest on August 1, 2011.

          The stock options will expire on August 1, 2013 and are subject to the
          stock  ownership   guidelines  as  established  by  the   Compensation
          Committee.

     4. You will receive a sign-on bonus of $250,000 (gross) to assist you in covering your travel to and from New Hampshire and any temporary living expenses that you will incur. This sign-on bonus will be paid to you within 30 days after we receive a signed copy of your offer letter. This sign-on bonus will be taxable income to you at the time it is paid. Should you require additional travel and temporary living assistance at the end of the one year period, the Compensation Committee will review the matter for consideration.

     5. You will be eligible to participate in a FY10 short-term and long-term incentive plan if approved by the Compensation Committee.

     6. A car allowance of $858.00 per month will be provided in addition to your salary. Under current IRS regulations, this must be treated as W-2 income to you. Any business use of your car can be submitted as a travel expense based on the Company Travel and Entertainment Policy.

     7. You will be eligible to participate in the Officer Evaluation Program (O.E.P.) to a level of $4,000.00 in value. This program is designed to allow our officers to test products in their home.

     8. You will receive a financial planning allowance of up to $6,000 per year.

     9. You will receive and be required to participate in an annual physical program valued at approximately $3,000.

     10. As an associate you are entitled to participate in our comprehensive benefits program. Benefits currently include health, dental and vision care, life insurance, short-term and long-term disability, flexible spending accounts and a 401(k) plan. Some of these benefits require a waiting period and/or employee contribution. Should you choose to enroll, you have 31 days from the date of eligibility to complete the on-line enrollment process. (You will be able to contribute to the 401(k) Plan after 3 months of employment.) Additional details about our benefits program will be provided in New Associate Orientation.

     11. Enclosed please find your Employment Agreement (previously sent). Please review in particular Article 7 "Employment Termination" which includes termination of employment with separation pay (Article 7.4),
          Article 8 "Non competition and Confidentiality" and Article 9 "Change in Control".

In accepting the above-referenced "sign-on bonus", you understand that if you voluntarily terminate your employment for any reason within the first twelve
(12) months following your effective date of employment, you will immediately incur an obligation to reimburse Circuit City for the costs of the sign-on bonus less any expenses that you have incurred for travel and temporary living. This reimbursement obligation will be prorated to reflect the period for which you remain employed.

Circuit City may deduct, to the extent permitted by law, from your final paycheck(s) or other payments due to you, amounts necessary to reimburse, in accordance with your above promise to reimburse the Company the "sign-on" bonus.

Your position with the Company is such that you will have access to Company trade secrets and other confidential information about the Company's business. Examples of these trade secrets and confidential information include information about our business methods, expansion plans, merchandising and marketing techniques, training techniques, supplier and pricing information, internal corporate planning methods, systems, and operation procedures.

This confidential information is a valuable company asset, and if known by our competitors, would cause irreparable harm to the Company. You realize this, and therefore you agree that you will not disclose or use this information for your own benefit, or for the benefit of anyone other than the Company, whether you learned the information before or after you have signed this offer letter and whether you leave employment with the Company.

To accept this offer please sign and return it to me not later than Friday, August 15, 2008. The second copy of this letter is for your records. Once these details are out of the way we will get you some additional information on Circuit City.

Jim, we are excited to have you join the Circuit City team! This is a challenging opportunity and we believe your skills and strengths will be an asset to the Company.

Sincerely,


/s/ Eric A. Jonas, Jr.
---------------------
Eric A. Jonas, Jr.
Senior Vice President
Human Resources



ACCEPTED




  /s/ James A. Marcum                                        August 14, 2008
-----------------------------------------------------     ------------------
James A. Marcum                          SSN:                 Date Accepted





cc: Mike Nichols